UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 11, 2010

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices) (Zip Code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 10, 2011, the Board of Directors (the “Board”) of Solta Medical, Inc. (“Solta”), increased the size of the Board by one seat, to a total of seven and elected Linda Graebner as a member of the Board, subject to her acceptance of such appointment. Ms. Graebner accepted her appointment on February 11, 2011. Ms. Graebner was elected to the class of directors up for election at this year’s annual meeting of shareholders to be held in June, 2011.

Pursuant to Solta’s non-employee director compensation policy, Ms. Graebner will receive an annual cash retainer of $25,000. In addition, Ms. Graebner will receive a fee of $1,500 for attending each in-person board meeting fee and $500 for attending each telephonic board meeting. Effective upon Ms. Graebner’s acceptance on February 11, 2011 of her appointment to the Board, she was granted an initial option to purchase 50,000 shares of our common stock. The option will have a ten-year term and terminate three months following the date Ms. Graebner ceases to be one of Solta’s directors, or 12 months afterwards if termination is due to death or disability. The option grant will vest and become exercisable as to 1/36th of the shares each month after the grant date over three years.

As with other members of the Board, Solta entered into an indemnification agreement with Ms. Graebner. The indemnification agreement and Solta’s certificate of incorporation and bylaws require Solta to indemnify directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: February 15, 2011	By:	/s/ John F. Glenn
		Name:	John F. Glenn
		Title:	Chief Financial Officer